Exhibit 10.4

Karat Packaging Inc.

6185 Kimball Avenue

Chino, California 91708

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dear Ann Thuy Sabahat ("Employee" or "You"),

Your employment by Karat Packaging Inc., a Delaware corporation (the “Company”), shall be governed by the terms and conditions set forth below in this Employment Agreement (the “Agreement”), which will be effective immediately upon execution of this Agreement by both You and the Company (the “Effective Date”).

WHEREAS, the Company desires to employ you as its Chief Financial Officer on the terms and conditions set forth herein; and

WHEREAS, you desire to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.	Duties and Scope of Employment.

a. Position. The Company will continue to employ you in the position of Chief Financial Officer. You will report directly to Alan Yu, the Company’s Chief Executive Officer. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position and such additional duties commensurate with the position as may be assigned or delegated to you. You will act in the best interests of the Company during your employment and will comply with your fiduciary duties and duty of loyalty during your employment with the Company. This is a full-time, exempt position.

b. Principal Work Location. Your principal place of employment will be the Company’s headquarters office, which is currently located at 6185 Kimball Avenue, Chino, California 91708.

c. Obligations to the Company. During your employment, you shall devote your full business efforts and time to the Company, except as provided herein. Without express written consent of the Company’s Chief Executive Officer, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor, board member, or partner of any other person or entity or, except as set forth on Attachment A, own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may (i) serve on corporate, civic, or charitable boards or committees, including the corporate boards on which you currently serve as set forth on Attachment A; (ii) continue to provide advisory services to the entities set forth on Attachment A; or (iii) deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments, in the case of each of clauses (i), (ii), and (iii) of this sentence, without such advance written consent; provided that such activities do not individually or in the aggregate interfere with the performance of your obligations and duties hereunder. You will comply with the Company’s policies and rules, as they may be in effect from time to time during your employment.

d. No Conflicting Obligations. You represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement, including but not limited to any restrictions that would preclude you from providing services or fulfilling your duties to the Company. In connection with your employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person or entity has any right, title, or interest. You further represent and warrant that your employment will not infringe or violate the rights of any other person or entity. You further represent and warrant that you have not removed or taken and will not remove or take any confidential documents or proprietary data or materials of any kind with you from any former employer to the Company without written authorization from that employer. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

e. Term. Your employment with the Company is at will; both You and the Company have the right to terminate Your employment at any time, with or without notice, and with or without cause.

2.	Compensation.

a. Salary. The Company will pay you as compensation for your services a current annual base salary of $210,000.00 ("Base Salary"), payable in accordance with the Company’s standard payroll procedures. Upon the closing of the Company’s first SEC-registered, underwritten offering of common stock, Your Base Salary shall increase or otherwise adjust to $250,000.00. Your Base Salary is determined by the Compensation Committee of the Board of Directors ("Compensation Committee") and is subject to change at any time during your employment. The Compensation Committee Board will automatically review your Base Salary for the following calendar year and will notify you of any changes prior to the first day of the following calendar year. The Compensation Committee's automatic review does not in any way limit the Company's ability to adjust your Base Salary at any time. This is an exempt position, which means that your Base Salary is intended to compensate you for all hours worked, and you will not be eligible for overtime pay or other certain rights afforded by state and federal law.

b. Bonus. The Compensation Committee retains the right in its sole discretion to issue an annual bonus, if any, to You.

c.  RSU Grant. The Company will grant you 5,000 restricted stock units (“RSUs”) pursuant to the Company's Stock Incentive Plan. Any grant of RSUs shall be pursuant to separate Restricted Stock Award Agreement and shall vest one year from the Effective Date.

d. Relocation Expenses. In the event you and the Company agree that you will relocate your principal residence, you will be entitled to relocation benefits in accordance with the Company’s applicable relocation policy then in effect.

The foregoing provisions (a)-(d) are subject to the terms and conditions of any applicable plans and/or policies of the Company, as amended from time to time. You agree to pay any income or other taxes that are required to be paid in connection with your receipt of these benefits.

3.	Paid Time Off and Employee Benefits.

a.            Paid Time Off. You will receive six (6) paid holidays per year, fifteen (15) days of paid vacation per year (which will begin to accrue on a semi-monthly basis as of the Effective Date), and three (3) days of paid sick leave per year (which will commence after You have completed the Company’s three-month probation period).

b.            Health Insurance. You (as an individual) will be eligible for the Company’s employee health and dental insurance plans, subject to the terms and conditions of the then-current plans (as may be changed by the Company from time to time), with the Company covering 100% of Your insurance premium for the health and dental plans.

c.            401k. One year from the Effective Date, You will be eligible to participate in the Company’s 401k plan, subject to the terms and conditions of the then-current plan (as may be changed from time to time) and to the determinations of any person or committee administering the plan.

d.            Allowance. Following Your completion of the three-month probation period, the Company shall provide YOU with (i) an allowance of $30.00 per month to cover a portion of Your cellular phone expenses, and (ii) a FasTrak transponder to cover the tolls You incur during Your commute between home and work.

4.	Business Expenses.

The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with performance of your duties. You must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable policies.

5.	Termination.

a. Employment at Will. Your employment is “at will,” meaning that either you or the Company are entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, notwithstanding any contrary representations that may have been made to you. The at will nature of your employment is not altered in any way by this Agreement. The at-will nature of your employment means that the Company can make other changes to the terms and conditions of your employment (including compensation, benefits, duties, and title) with or without cause or notice. This Agreement will constitute the full and complete understanding between you and the Company on the “at-will” nature of your employment, which may be changed only in a writing signed by you and a duly authorized Company officer.

b. Rights Upon Termination.

1. Termination for Any Reason. Upon the termination of your employment for any reason, you will be entitled to the compensation and benefits earned and the reimbursements described in this Agreement through the date of termination.

1.1            Termination For Cause or Without Good Reason.

(a)            If your employment is terminated by You or the Company for Cause, You will be entitled to receive:

(i)            any accrued but unpaid Base Salary (as described in Section 2(a) or as otherwise agreed by you and the Company in writing, and accrued but unused vacation which shall be paid on the Termination Date (as defined below));

(ii)           reimbursement for unreimbursed business expenses properly incurred by you, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii)          such employee benefits, including equity compensation, if any, to which you may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall you be entitled to any payments in the nature of severance or termination payments.

(b)            If your employment is terminated by the Company without Cause, you will be entitled to receive:

(i)            all compensation described in Section 5(b)(1.1)(a)(i)-(iii); and

(ii)           an amount equal to three (3) months of Your Base Salary if the Company is privately held, or six (6) months of Your Base Salary if the Company has, as of the Termination Date, already issued its first SEC-registered, underwritten offering of common stock. Such payment shall be made in a lump sum within ten (10) business days following the Termination Date.

(c)            The following definitions shall apply, respectively:

(i)            “Cause” means the occurrence of any of the following events: (i) your conviction of, or plea of nolo contendere to, any felony (other than a vehicular-related felony); (ii) your commission of, or participation in, intentional acts of fraud or dishonesty against the Company that in either case results in material harm to the business of the Company; (iii) your intentional violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company that in either case results in harm to the business of the Company; (iv) your conduct that constitutes insubordination or neglect of duties and that in either case results in harm to the business of the Company; (v) your intentional refusal to follow the lawful directions of the Chief Executive Officer (other than as a result of physical or mental illness); (vi) your intentional failure to follow the Company’s written policies that are generally applicable to all employees or all officers of the Company and that results in harm to the business of the Company; (vii) failure to perform Your duties; or (viii) your disclosure of proprietary or Confidential Information.

(ii)           “Termination Date” means the date either party elects to terminate Your employment with the Company.

(iii)          For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business know-how, business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

You represent, understand, and agree that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

You further represent, understand, and agree that Confidential Information includes information developed by you in the course of your employment by the Company as if the Company furnished the same Confidential Information to you in the first instance.

1.2            Resignation of All Other Positions. Upon termination of your employment hereunder for any reason, you agree to resign, effective on the last day of employment and shall be deemed to have resigned, from all positions that you hold as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

1.3            Internal Revenue Code Section 280G. If any of the payments or benefits received or to be received by you, including, without limitation, any payment or benefits received in connection with your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, agreement, undertaking, or otherwise ("280G Payments") constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code ("Code") and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code ("Excise Tax"), then such 280G Payments shall be reduced in a manner determined by the Company that is consistent with the requirements of Section 409A until no amount payable to you will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced on a pro rata basis.

6.	Successors.

a. Company’s Successors. The terms of this Agreement will be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.

b. Your Successors. This Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7.	Miscellaneous Provisions.

a. Modifications and Waivers. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver or discharge is reflected in a writing signed by you (or your authorized representative) and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b. Whole Agreement. No other arrangements, agreements, representations, or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the exhibits attached hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements relating to such subject matter (including any prior employment agreements) except the the Company's arbitration agreement, any standalone, company-wide policies, any compensation agreements between You and the Company , and any equity or equity-based award agreements.

c. Choice of Law and Severability. This Section 7(c) does not apply to the Company's Arbitration Agreement, and to the extent that this Section 7(c) conflicts with the Arbitration Agreement, the provisions contained in the Arbitration Agreement control. Subject to the preceding sentence, this Agreement otherwise shall be interpreted in accordance with the Laws of the State in which you work/last worked without giving effect to provisions governing the choice of Law, and if any provision of this Agreement becomes or is deemed invalid, illegal, or unenforceable in any applicable jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance, or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

d. No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement only to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

e. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f. Indemnification.  You will be indemnified under the Company's bylaws for acts during your employment, within the scope of your duties, and at the Company's direction. In the event that the You are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative ("Proceeding"), other than any Proceeding initiated by You or the Company related to any contest or dispute between the You and the Company or any of its affiliates with respect to this Agreement or the Your employment hereunder, by reason of the fact that You are a director or officer of the Company, or any affiliate of the Company, or are or were serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, You will be indemnified and held harmless by the Company, to the extent permitted under applicable law and the Company's bylaws, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding. You will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time.

g. Taxes; Section 409A. All forms of compensation paid to you by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by you, to the extent that additional amounts are required) to reflect applicable deductions, withholdings, and payroll taxes. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A); provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other entity or person. Any payment to you under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service that would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service or, if earlier, upon your death (to the extent required by Section 409A(a)(2)(B)(i)). Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A payable to you could be paid in more than one taxable year depending upon you completing certain employment-related actions, then any such payments will commence or occur in the latest such taxable year to the extent required to avoid the adverse consequences of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award; provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

h. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

8.	Your Representations and Warranties. You represent and warrant to the Company that:

a. No Conflicts. Your acceptance of employment with the Company and the performance of your duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which you are a party or are otherwise bound.

Your acceptance of employment with the Company and the performance of your duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

b. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

c. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

d. Acknowledgement of Full Understanding. YOU ACKNOWLEDGE AND AGREES THAT YOU HAVE FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTER INTO THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE AND AGREE THAT YOU HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT.

To indicate your acceptance of the terms and conditions of this Agreement, please sign and date this Agreement in the space provided below and return it to me.

ACCEPTED AND AGREED:

Signed:

/s/ Ann T. Sabahat	/s/ Alan Yu
Ann Thuy Sabahat	Alan Yu
Chief Executive Officer
Karat Packaging Inc.

Date:	April 19, 2021	Date:	April 19, 2021

ATTACHMENT A

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